Exhibit 16.1

Tel: 212-885-8000	100 Park Avenue
Fax: 212-697-1299	New York, NY 10017
www.bdo.com

March 17, 2016

Mr. Tejune Kang, Chairman of the Board
Mr. Mark Szynkowski, Chief Financial Officer
6D Global Technologies, Inc.
17 State Street
Suite 450
New York, NY 10004

Dear Messrs. Kang and Szynkowski:

This is to confirm that the client-auditor relationship between 6D Global Technologies, Inc. (Commission File Number 1-35002) and BDO USA, LLP has ceased.

Sincerely,

BDO USA, LLP a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.